Exhibit 10.2

FCStone Group, Inc.

Executive Long Term Incentive Plan

Effective Fiscal Year 2008

Performance Measure

Awards under the Executive Long Term Incentive Plan for fiscal year 2008 will be based on after-tax return on equity (“ROE”).

Formula

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ROE will be determined as: (A) consolidated net income of FCStone Group, Inc. (the “Company”), plus interest expense on subordinated debt of the Company, divided by (B) average combined quarterly equity of the Company (including ESOP stock), plus average combined quarterly subordinated debt of the Company.

•	The Threshold incentive percentage at 10% ROE for the current Chief Executive Officer (“Tier I”) is 150% of Base Salary.

•	The Target incentive percentage at 17% ROE for Tier I is 300% of Base Salary.

•	The Threshold incentive percentage at 10% ROE for the current Chief Operating Officer (“Tier II”) is 120% of Base Salary.

•	The Target incentive percentage at 17% ROE for Tier II is 240% of Base Salary.

•	The Threshold incentive percentage at 10% ROE for the current Chief Financial Officer and Executive Vice President – FCStone LLC (“Tier III”) is 105% of Base Salary.

•	The Target incentive percentage at 17% ROE for Tier III is 210% of Base Salary.

•	Actual incentive percentage is prorated based on the ROE schedule as follows, with a cap of 600% for Tier I, 480% for Tier II and 420% for Tier III, as follows:

ROE Levels		Tier 1 Base Salary Percentages	Tier II Base Salary Percentages	Tier III Base Salary Percentages
Under 10%		0%	0%	0%
10%	Threshold	150%	120%	105%
17%	Target	300%	240%	210%
20%		364%	291%	255%
25%		471%	377%	330%
30%		579%	463%	405%
31%	Maximum	600%	480%	420%

Equity Grants

During the first quarter of fiscal year 2009, based upon the financial statements of the Company prepared in connection with the Company’s Annual Report on Form 10-K, the Compensation Committee will calculate and confirm the ROE level attained and the award for each participant. Awards will be made in the form of restricted common stock and stock options as follows:

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75% of the amount will be awarded in the form of restricted common stock having an aggregate value (based on the closing price of common stock on date of grant) equal to such portion of the award. Restricted common stock will vest 25% on each of the first 4 anniversaries. In order for a participant to be eligible to receive the award for fiscal year 2008, the participant must be employed by the Company on August 31, 2008.

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25% of the amount will be awarded in the form of stock options. The number of options granted will have an aggregate value (based on a Black-Scholes calculation as of the end of fiscal year 2008) equal to such portion of the award. Stock Options will vest 25% on each of the first 4 anniversaries, and will expire ten years after the date of grant, if not earlier terminated pursuant to the terms thereof. In order for a participant to be eligible to receive the award for fiscal year 2008, the participant must be employed by the Company on August 31, 2008.

All awards of restricted common stock and stock options will be made pursuant to the Company’s 2006 Equity Incentive Plan. Upon termination of a participant’s employment with the Company or its subsidiaries, such participant’s unvested equity grants will be immediately forfeited, except to the extent provided in the 2006 Equity Incentive Plan and related grant documents or any employment agreement to which such participant and the Company (or any subsidiary of the Company) are parties.